January 27, 2025

VELA Funds

220 Market Street, Suite 208

New Albany, Ohio 43054

Re:	VELA Funds, a Delaware statutory trust

1933 Act File No. 333-239642 – Post-Effective Amendment No. 10 and

1940 Act File. No. 811-23585 – Amendment No. 12,

filed with the Securities and Exchange Commission on January 29, 2024

each such amendment to the Registration Statement of the Trust on Form N-1A

Ladies and Gentlemen:

We have acted as counsel to VELA Funds, a Delaware statutory trust (the “Trust” or the “Registrant”), and are providing this opinion in connection with the registration by the Trust of shares of beneficial interest, no par value (the “Shares”), of the funds listed on Exhibit A (each a “Fund”), a new series of the Trust, described in the above-referenced filing (the “Registration Statement”).

We have reviewed (i) the Registrant’s Declaration of Trust (the “Declaration of Trust”), (ii) the Registrant’s Bylaws (the “Bylaws” and together with the “Agreement and Declaration of Trust”, the “Governing Documents”), (iii) resolutions adopted by the Board of Trustees of the Trust (the “Board”) relating to the authorization, issuance and proposed sale of the Shares (the “Resolutions”), (iv) a printer’s proof of the Registration Statement dated January 27, 2025 (v) a certificate as to certain factual matters executed by the Secretary of the Trust, (vi) certificates of public officials, and (vii) such other records and documents and such factual and legal matters as we deemed appropriate for purposes of this opinion.

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the laws of the State of Delaware that, in our experience, generally are applicable to the issuance of shares of beneficial interest by entities such as the Trust. We express no opinion with respect to any other laws.

This opinion is based exclusively on the laws of the State of Delaware and the federal law of the United States of America. The opinions expressed in this opinion letter are based on the facts in existence and the laws in effect on the date hereof and are limited to the Delaware Statutory Trust Act and the provisions of the Investment Company Act of 1940 (the “1940 Act”) that are applicable to equity securities issued by open-end investment companies. We are not opining on, and we assume no

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VELA Funds

January 27, 2025

responsibility for, the applicability to or effect on any of the matters covered herein of any other laws. We express no opinion with respect to any other laws.

We have also assumed the following for this opinion:

1.       The Governing Documents and the Resolutions authorizing the issuance of the Shares have not been amended, modified, or withdrawn and will be in full force and effect on the date of the issuance of the Shares.

2.       The Shares have been, and will continue to be, issued in accordance with the Registrant’s Governing Documents, and the Resolutions relating to the creation, authorization and issuance of the Shares.

3.       The Shares have been, or will be, issued against consideration therefor as described in the Registrant’s prospectuses relating thereto, and that such consideration was, or will be, per share in each case at least equal to the applicable net asset value.

4.       Each document submitted to us is accurate and complete, the signatures on all original documents are genuine, all documents submitted to us as originals are authentic, all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies thereof conform to the original, and all documents are duly executed and delivered where due execution and delivery are prerequisites of the effectiveness thereof.

5.       Any and all conditions established by the Resolutions to the authorization and issuance of the Shares will have been satisfied in full prior to, and in respect of, such issuance.

6.       All natural persons identified to us have legal capacity, and persons identified to us as officers of the Registrant are actually serving in such capacity, and the representations of officers of the Registrant are correct as to matters of fact.

7.       All applicable securities laws will be complied with and the Registration Statement with respect to the offering of the Shares will be effective.

8. The Registration Statement, as filed with the Securities and Exchange Commission, will be in substantially the form of the proof referred to above.

9.       The Registrant is in compliance with the 1940 Act and such other laws and regulations.

We have not independently verified any of these assumptions.

Based on the foregoing, it is our opinion that: (i) the Shares have been duly authorized and, when sold as contemplated in the Registration Statement, including receipt by the Trust of full payment for the

VELA Funds

January 27, 2025

Shares and compliance with the Securities Act of 1933, as amended (the “1933 Act”), the 1940 Act and applicable state law regulating the offer and sale of securities, will be validly issued Shares of the Trust; and (ii) purchasers of the Shares will not have any obligation to make payments to the Trust or its creditors (other than the purchase price for the Shares) or contributions to the Trust or its creditors solely by reason of the purchasers’ ownership of the Shares.

This opinion is rendered solely in connection with the filing of the Registration Statement. This opinion is rendered solely for the benefit of the Trust and its shareholders in connection with the Registration Statement and may not be otherwise quoted or relied upon by any other person, firm, corporation or other entity, without prior written consent.

We hereby consent to the prospectus discussion of this opinion, the reproduction of this opinion as an exhibit, and being named in the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Davis Graham & Stubbs LLP

Davis Graham & Stubbs LLP

VELA Funds

January 27, 2025

Exhibit A

Funds

Classes
Fund	Class A	Class I
VELA Income Opportunities Fund	VIOAX	VIOIX
VELA International Fund	VEILX	VEITX
VELA Large Cap Plus Fund	VELAX	VELIX
VELA Short Duration Fund	VASDX	VESDX
VELA Small Cap Fund	VESAX	VESMX